Company Contact: Delcath Systems, Inc. Richard Taney (203) 323-8668 www.delcath.com	Investor Relations Contacts: Lippert/Heilshorn & Associates, Inc. Anne Marie Fields (afields@lhai.com) (212) 838-3777 Bruce Voss (bvoss@lhai.com) (310) 691-7100 www.lhai.com

DELCATH UPDATES CLINICAL TRIALS

Samuel Hercshkowitz, MD To Step Down As Interim COO

STAMFORD, CT JUNE 05, 2007 - At its Annual Meeting of Stockholders today, Delcath Systems, Inc. (Nasdaq: DCTH) updated the enrollment numbers for their Phase III trial of the Delcath System for the region-specific delivery of the chemotherapeutic agent, melphalan, to patients with metastatic melanoma in the liver. This trial is ongoing at the National Cancer Institute (NCI) and was recently approved by the NCI for expansion to a multi-center study. Previously, during an investor conference call and webcast in March 2007, the company had reported the enrollment of 10 patients, and, as of today, the company announced that 15 patients have been treated in this Phase III trial. The randomized Phase III trial calls for treatment of 92 patients diagnosed with ocular and cutaneous melanoma metastatic to the liver. Patients are randomized to either the Delcath system using melphalan or a control group receiving best alternative care. The Phase III trial design allows patients whose tumors grow while on the control arm to be crossed over and receive treatment with the Delcath system. The company also informed shareholders that three of the patients randomized to the control arm have crossed over to receive the Delcath treatment.

The company reported that 36 patients have been treated in the Phase II multi-histology trial. This trial, which is also ongoing at the NCI, is testing use of the Delcath System for the region-specific delivery of the chemotherapeutic agent, melphalan, to patients with metastatic neuroendocrine tumors and adenocarcinomas in the liver as well as primary liver cancers. In addition, the company updated earlier reported response rates from the neuroendocrine arm of the ongoing Phase II multi-histology trial for metastatic cancers in the liver. Of the 12 evaluable patients previously reported on, overall response rates (complete responses plus partial responses) of 75% have increased to 77%. These high rates of response are especially encouraging and the Company continues to actively enroll patients in this Phase II trial towards its goal of 25 patients.

The company also today announced that, effective July 1, 2007, Sam Hercshkowitz, M.D., Delcath’s interim Chief Operating Officer, will step down from his current post to pursue other interests. Dr. Hercshkowitz will remain a Director of the Company and has agreed to continue with Delcath as a consultant for a period of up to six months.

Commenting on today’s announcement, Richard L. Taney, Chief Executive Officer of Delcath Systems, said, “Sam has been instrumental in assuring a smooth management transition at Delcath, in identifying new potential employees and Directors, and has taken the lead on a number of ongoing key projects which he will continue to spearhead in the months ahead. I would like to thank Sam for his contributions over the past six months and look forward to continuing to work together as we advance the Delcath System toward commercialization.”

About Delcath Systems, Inc.

Delcath Systems is a developer of percutaneous perfusion technology for organ or region-specific delivery of therapeutic and chemotherapeutic agents. The Delcath system is currently being tested with the drug Melphalan in a Phase III trial of patients with metastatic ocular and cutaneous melanoma in the liver and a Phase II trial of patients with primary liver cancers and metastatic tumors in the liver from neuroendocrine cancers and adenocarcinomas. The Company's intellectual property portfolio currently consists of 12 patents on a worldwide basis including the US, Europe, Asia and Canada. For more information, please visit the Company's website www.delcath.com.

This news release contains forward-looking statements, which are subject to certain risks and uncertainties that can cause actual results to differ materially from those described. Factors that may cause such differences include, but are not limited to, uncertainties relating to our ability to successfully complete Phase III clinical trials and secure regulatory approval of our current or future drug-delivery system and uncertainties regarding our ability to obtain financial and other resources for any research, development and commercialization activities. These factors, and others, are discussed from time to time in our filings with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date they are made. We undertake no obligation to publicly update or revise these forward-looking statements to reflect events or circumstances after the date they are made.

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